Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS
–Achieved Record Annual Performance From Water Segment
–Earnings Call to be Held Thursday, February 20, 2025 at 7:30 am CT
DALLAS, TX (February 19, 2025) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company,” “TPL,” “we,” “our” or “us”), one of the largest landowners in the State of Texas with surface and royalty ownership that provide revenue opportunities through the support of energy production and extraction, today announced its financial and operating results for the fourth quarter and full year of 2024.
Fourth Quarter 2024 Highlights
•Acquired mineral interests across 7,490 net royalty acres located primarily in the Midland Basin for a purchase price of $275.2 million, net of post-close adjustments, in an all-cash transaction in October 2024.

•Royalty production of 29.1 thousand barrels of oil equivalent (“Boe”) per day, a company record

•As of December 31, 2024, TPL’s royalty acreage had an estimated 6.4 net well permits, 13.2 net drilled but uncompleted wells, 3.0 net completed wells, and 86.8 net producing wells; net producing wells added during the quarter had an average lateral length of approximately 10,100 ft.

•Consolidated net income of $118.4 million, or $5.14 per share (diluted)

•Adjusted EBITDA(1) of $161.3 million

•Free cash flow (1) of $123.7 million

•Quarterly cash dividend of $1.60 per share was paid on December 16, 2024

Full Year 2024 Highlights

•Record oil and gas royalty production of 26.8 thousand Boe per day

•Water Service and Operations segment achieved record performance in 2024 for the following:

◦Water sales revenue of $150.7 million

◦Produced water royalties revenue of $104.1 million

◦Total segment revenues of $265.0 million

◦Total segment net income of $139.1 million

•Developed an energy-efficient method of produced water desalination and treatment; the Company successfully conducted a technology pilot and has begun construction of a sub-scale produced water test facility with an initial capacity of 10,000 barrels of produced water per day

•Three-for-one stock split effected March 26, 2024

•Completed two acquisitions of mineral interests for a combined $395.5 million, both in all cash transactions, adding approximately 11,600 net royalty acres to our existing royalty acreage. The acquisitions were completed in August and October 2024.

•Acquired 4,120 surface acres and other surface-related assets located in the core of the Midland Basin for a purchase price of $45.0 million, in an all-cash transaction closed in August 2024.

•Consolidated net income of $454.0 million, or $19.72 per share (diluted)

•Adjusted EBITDA(1) of $610.7 million

•Free cash flow (1) of $461.1 million

•$347.3 million of total cash dividends paid through December 31, 2024 (composed of a $10.00 per share special dividend and $5.11 per share in regular quarterly cash dividends)

•$29.2 million of common stock repurchases

(1) Reconciliations of non-GAAP performance measures are provided in the tables below.

“Fourth quarter 2024 represented a strong finish to a year full of milestones and accomplishments for TPL,” said Tyler Glover, Chief Executive Officer of the Company. “In the quarter, we delivered record oil and gas royalty production and produced water royalty volumes. For the full year 2024, TPL set annual records across nearly every major performance metric, including oil and gas royalty production, water sales volumes and revenues, produced water royalty volumes and revenues, net income and free cash flow per share. Throughout 2024, we deployed over $400 million towards accretive, high-quality royalty interests and surface assets, providing an incremental growth tailwind.

"Beyond our legacy business, we are keenly pursuing various next-gen growth prospects and continue to advance commercial discussions across numerous opportunities. In addition, construction has begun on our sub-scale produced water desalination test facility, and we remain on-track for a mid-2025 completion. Furthermore, there remains a compelling opportunity to consolidate an enormous, yet fragmented market for oil and gas royalties, surface, and water assets. With our unmatched footprint overlapping premier hydrocarbon and non-hydrocarbon natural resources, TPL remains well-positioned to drive accretive growth.”

Financial Results for the Fourth Quarter of 2024 - Sequential

The Company reported net income of $118.4 million for the fourth quarter of 2024 compared to net income of $106.6 million for the third quarter of 2024.

Total revenues for the fourth quarter of 2024 were $185.8 million compared to $173.6 million for the third quarter of 2024. The increase in revenues was primarily due to a $7.5 million increase in easements and other surface-related income and a $2.5 million increase in oil and gas royalty revenue compared to the third quarter of 2024. The Company’s share of production was 29.1 thousand Boe per day for the fourth quarter of 2024 versus 28.3 thousand Boe per day for the third quarter of 2024, and the average realized price was $37.93 per Boe in the fourth quarter of 2024 compared to $38.04 per Boe in the third quarter of 2024. TPL’s revenue streams are directly impacted by commodity prices and development and operating decisions made by its customers.

Total operating expenses were $43.2 million for the fourth quarter of 2024 compared to $46.2 million for the third quarter of 2024. The decrease in operating expenses was principally related to a $5.8 million decrease in general and administrative expenses and a $2.4 million decrease in water service-related expenses, partially offset by a $5.7 million increase in depreciation, depletion and amortization during the fourth quarter of 2024 over the same period.

Financial Results for the Year Ended December 31, 2024

Total revenues for the year ended December 31, 2024 were $705.8 million compared to $631.6 million for the prior year. All revenue streams except land sales, increased for the year ended December 31, 2024 compared to the prior year, with a $38.5 million increase in water sales being the biggest contributor. The growth in water sales was principally due to an increase of 31.0% in water sales volumes for the year ended December 31, 2024 compared to the prior year. Produced water royalties increased $19.9 million, principally due to increased produced water volumes. Additionally, oil and gas royalty revenue increased $15.9 million, primarily due to higher production volumes for the year ended December 31, 2024 compared to the prior year. Oil and gas royalty revenue for the year ended December 31, 2023 included an $8.7 million settlement with an operator with respect to unpaid oil and gas royalties for older production periods. Excluding the impact of the $8.7 million settlement on oil and gas royalty revenues for the year ended December 31, 2023, oil and gas royalty revenue for the year ended December 31, 2024 increased $24.6 million compared to the prior year. The Company’s share of production was 26.8 thousand Boe per day for the year ended December 31, 2024 versus 23.5 thousand

Boe per day for the prior year, and the average realized price was $39.87 per Boe for the year ended December 31, 2024 versus $42.58 per Boe for the prior year. TPL’s revenue streams are directly impacted by commodity prices and development and operating decisions made by its customers.

Total operating expenses were $166.7 million for the year ended December 31, 2024 compared to $145.5 million for the prior year. The increase in operating expenses was principally related to a $12.6 million increase in water service-related expenses, $10.4 million increase in depreciation, depletion and amortization, and a $10.2 million increase in salaries and related employee expenses, partially offset by a $12.0 million decrease in general and administrative expenses.

Quarterly Dividend Declared

On February 18, 2025, the Company’s Board of Directors declared a quarterly cash dividend of $1.60 per share, payable on March 17, 2025 to stockholders of record at the close of business on March 3, 2025.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, February 20, 2025 at 7:30 a.m. Central Time to discuss fourth quarter and year end results. A live webcast of the conference call will be available on the Investors section of the Company’s website at www.TexasPacific.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and install any necessary audio software.

The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13745175. The telephone replay will be available starting shortly after the call through March 6, 2025.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 873,000 acres of land, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of the Company’s land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from the Company’s oil and gas royalty interests, and revenue related to saltwater disposal on the Company’s land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits principally related to a variety of land uses including, but not limited to, midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at www.TexasPacific.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this news release are, and certain statements made on the related conference call may be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on TPL’s beliefs, as well as assumptions made by, and information currently available to, TPL, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions or the negative of such terms identify forward-looking statements. Forward-looking statements include, but are not limited to, references to strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects; statements regarding the anticipated benefits of recent acquisitions; and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. Although TPL believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, TPL may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may differ materially from those set forth in the forward-looking statements due to a number of factors, including, but not limited to: the initiation or outcome of potential litigation; and any changes in general economic and/or industry specific conditions; and the other risks discussed in TPL’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. You can access TPL’s filings with the Securities and Exchange Commission (“SEC”) through the SEC’s website at www.sec.gov and TPL strongly encourages you to do so. These forward-looking statements are based only on information available to TPL and speak only as of the date hereof. Except as required by applicable law, TPL undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

Contact:
Investor Relations
IR@TexasPacific.com

FINANCIAL AND OPERATIONAL RESULTS
(unaudited)

	Three Months Ended		Years Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023(2)
Company’s share of production volumes(1):
Oil (MBbls)	1,115	1,046	4,118	3,701
Natural gas (MMcf)	4,763	4,654	17,074	14,528
NGL (MBbls)	768	779	2,841	2,453
Equivalents (MBoe)	2,676	2,600	9,804	8,575
Equivalents per day (MBoe/d)	29.1	28.3	26.8	23.5

Oil and gas royalty revenue (in thousands):
Oil royalties	$75,286	$75,427	$298,074	$273,304
Natural gas royalties	4,882	4,201	18,512	29,915
NGL royalties	16,786	14,816	56,745	45,510
Total oil and gas royalties	$96,954	$94,444	$373,331	$348,729

Realized prices (1):
Oil ($/Bbl)	$70.73	$75.53	$75.80	$77.33
Natural gas ($/Mcf)	$1.11	$0.98	$1.17	$2.23
NGL ($/Bbl)	$23.63	$20.57	$21.60	$20.05
Equivalents ($/Boe)	$37.93	$38.04	$39.87	$42.58

(1)	Term	Definition
	Bbl	One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs.
	MBbls	One thousand barrels of crude oil, condensate or NGLs.
	MBoe	One thousand Boe.
	MBoe/d	One thousand Boe per day.
	Mcf	One thousand cubic feet of natural gas.
	MMcf	One million cubic feet of natural gas.
	NGL	Natural gas liquids. Hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline.

(2)	The metrics and dollars provided for the year ended December 31, 2023 exclude the impact of an $8.7 million settlement with an operator with respect to unpaid oil and gas royalties.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Years Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Revenues:
Oil and gas royalties	$96,954	$94,444	$373,331	$357,394
Water sales	36,737	36,211	150,724	112,203
Produced water royalties	28,089	27,727	104,123	84,260
Easements and other surface-related income	21,761	14,280	73,257	70,932
Land sales	2,243	901	4,388	6,806
Total revenues	185,784	173,563	705,823	631,595

Expenses:
Salaries and related employee expenses	14,359	14,030	53,621	43,384
Water service-related expenses	9,357	11,731	46,124	33,566
General and administrative expenses	6,752	12,520	34,483	46,450
Depreciation, depletion and amortization	11,467	5,762	25,162	14,757
Ad valorem and other taxes	1,305	2,189	7,295	7,385
Total operating expenses	43,240	46,232	166,685	145,542

Operating income	142,544	127,331	539,138	486,053

Other income, net	8,434	8,086	39,683	31,508
Income before income taxes	150,978	135,417	578,821	517,561
Income tax expense	32,618	28,823	124,861	111,916
Net income	$118,360	$106,594	$453,960	$405,645

Net income per share of common stock (1)
Basic	$5.15	$4.64	$19.75	$17.60
Diluted	$5.14	$4.63	$19.72	$17.59

Weighted average number of shares of common stock outstanding (1)
Basic	22,974,238	22,979,781	22,986,197	23,044,305
Diluted	23,015,530	23,012,169	23,019,751	23,059,845

(1)All share and share price amounts reflect the three-for-one stock split effected on March 26, 2024.

SEGMENT OPERATING RESULTS
(dollars in thousands) (unaudited)

	Three Months Ended
	December 31, 2024			September 30, 2024
	Land and Resource Management	Water Services and Operations	Consolidated	Land and Resource Management	Water Services and Operations	Consolidated
Revenues:
Oil and gas royalties	$96,954	$—	$96,954	$94,444	$—	$94,444
Water sales	—	36,737	36,737	—	36,211	36,211
Produced water royalties	—	28,089	28,089	—	27,727	27,727
Easements and other surface-related income	19,431	2,330	21,761	11,303	2,977	14,280
Land sales	2,243	—	2,243	901	—	901
Total revenues	118,628	67,156	185,784	106,648	66,915	173,563

Expenses:
Salaries and related employee expenses	7,366	6,993	14,359	7,182	6,848	14,030
Water service-related expenses	—	9,357	9,357	—	11,731	11,731
General and administrative expenses	4,509	2,243	6,752	10,359	2,161	12,520
Depreciation, depletion and amortization	7,327	4,140	11,467	2,135	3,627	5,762
Ad valorem and other taxes	1,269	36	1,305	2,189	—	2,189
Total operating expenses	20,471	22,769	43,240	21,865	24,367	46,232

Operating income	98,157	44,387	142,544	84,783	42,548	127,331

Other income, net	6,317	2,117	8,434	6,446	1,640	8,086
Income before income taxes	104,474	46,504	150,978	91,229	44,188	135,417
Income tax expense	22,543	10,075	32,618	19,359	9,464	28,823
Net income	$81,931	$36,429	$118,360	$71,870	$34,724	$106,594

SEGMENT OPERATING RESULTS (Continued)
(dollars in thousands) (unaudited)

	Years Ended
	December 31, 2024			December 31, 2023
	Land and Resource Management	Water Services and Operations	Consolidated	Land and Resource Management	Water Services and Operations	Consolidated
Revenues:
Oil and gas royalties	$373,331	$—	$373,331	$357,394	$—	$357,394
Water sales	—	150,724	150,724	—	112,203	112,203
Produced water royalties	—	104,123	104,123	—	84,260	84,260
Easements and other surface-related income	63,074	10,183	73,257	67,905	3,027	70,932
Land sales	4,388	—	4,388	6,806	—	6,806
Total revenues	440,793	265,030	705,823	432,105	199,490	631,595

Expenses:
Salaries and related employee expenses	27,493	26,128	53,621	21,945	21,439	43,384
Water service-related expenses	—	46,124	46,124	—	33,566	33,566
General and administrative expenses	25,531	8,952	34,483	39,078	7,372	46,450
Depreciation, depletion and amortization	10,968	14,194	25,162	3,073	11,684	14,757
Ad valorem and other taxes	7,257	38	7,295	7,382	3	7,385
Total operating expenses	71,249	95,436	166,685	71,478	74,064	145,542

Operating income	369,544	169,594	539,138	360,627	125,426	486,053

Other income, net	31,707	7,976	39,683	30,384	1,124	31,508
Income before income taxes	401,251	177,570	578,821	391,011	126,550	517,561
Income tax expense	86,350	38,511	124,861	84,305	27,611	111,916
Net income	$314,901	$139,059	$453,960	$306,706	$98,939	$405,645

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP performance measures. These measures are not to be considered more relevant or accurate than the measures presented in accordance with GAAP. In compliance with the requirements of the SEC, our non-GAAP measures are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measures, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measures.

EBITDA, Adjusted EBITDA and Free Cash Flow

EBITDA is a non-GAAP financial measure of earnings before interest expense, taxes, depreciation, depletion and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis. We calculate Adjusted EBITDA as EBITDA plus employee share-based compensation and less pension curtailment and settlement gain. The pension curtailment and settlement gain is related to a buyout by a third party of defined benefit obligations under our pension plan and the subsequent freezing of our pension plan, both of which occurred in the fourth quarter of 2024. We have excluded the pension curtailment and settlement gain from the calculation of Adjusted EBITDA as such gain is a non-recurring item and is not related to our core business. The purpose of presenting Adjusted EBITDA is to highlight earnings without non-cash activity such as share-based compensation and other non-recurring or unusual items, if applicable. We calculate Free Cash Flow as Adjusted EBITDA less current income tax expense and capital expenditures. The purpose of presenting Free Cash Flow is to provide an additional measure of operating performance. We have presented EBITDA, Adjusted EBITDA and Free Cash Flow because we believe that these metrics are useful supplements to net income in analyzing the Company’s operating performance. Our definitions of EBITDA, Adjusted EBITDA and Free Cash Flow may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA, Adjusted EBITDA and Free Cash Flow to net income for the three months ended December 31, 2024 and September 30, 2024 and for the years ended December 31, 2024 and 2023 (in thousands):

	Three Months Ended		Years Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Net income	$118,360	$106,594	$453,960	$405,645
Add:
Income tax expense	32,618	28,823	124,861	111,916
Depreciation, depletion and amortization	11,467	5,762	25,162	14,757
EBITDA	162,445	141,179	603,983	532,318
Add (deduct):
Employee share-based compensation	3,509	2,935	11,364	9,124
Pension curtailment and settlement gain	(4,616)	—	(4,616)	—
Adjusted EBITDA	161,338	144,114	610,731	541,442
Deduct:
Current income tax expense	(30,177)	(27,416)	(120,257)	(110,517)
Capital expenditures	(7,429)	(9,833)	(29,423)	(15,431)
Free Cash Flow	$123,732	$106,865	$461,051	$415,494